UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: December 7, 2007

Exact Name of Registrant as Specified in Its Charter	Commission File Number	I.R.S. Employer Identification No.
Hawaiian Electric Industries, Inc.	1-8503	99-0208097
Hawaiian Electric Company, Inc.	1-4955	99-0040500

State of Hawaii

(State or other jurisdiction of incorporation)

900 Richards Street, Honolulu, Hawaii 96813

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:

(808) 543-5662 - Hawaiian Electric Industries, Inc. (HEI)

(808) 543-7771 - Hawaiian Electric Company, Inc. (HECO)

None

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

A. Maui Electric Company, Limited (MECO) rate request

The following is an update to the discussion in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under “Most recent rate requests—MECO” which is incorporated herein by reference to page 59 of HEI’s and HECO’s Form 10-Q for the quarter ended September 30, 2007:

In February 2007, MECO filed a request with the Public Utilities Commission of the State of Hawaii (PUC) to increase annual base rates by $19.0 million, or 5.3% in annual base revenues, based on a 2007 test year, an 8.98% return on average rate base (ROR), an 11.25% return on average common equity (ROACE) and a $386 million average rate base. In an update to its direct testimonies filed in September 2007, MECO proposed a lower increase in annual base rates of $18.3 million, or 5.1% in annual base revenues, based on an 8.98% ROR and an 11.25% ROACE.

On December 7, 2007, MECO and the Consumer Advocate (the parties) reached a settlement of all the revenue requirement issues in this rate case proceeding. The agreement is subject to approval by the PUC, which may accept or reject the agreement in part or in full. If the PUC does not accept the material terms of the agreement, either or both of the parties may withdraw from the agreement and pursue their respective positions in the proceeding without prejudice.

If the settlement agreement is approved by the PUC, the amount of the increase in annual revenues based on the agreement would amount to $13.2 million annually, or a 3.7% increase. The settlement agreement includes, as a negotiated compromise of the parties’ respective positions, a 10.7% ROACE, an 8.67% ROR and a $383 million average rate base to determine revenue requirements in the proceeding.

MECO proposed, and the Consumer Advocate accepted, the adoption of a pension tracking mechanism, which is intended to smooth the impact to ratepayers of potential fluctuations in pension costs. Under the mechanism, MECO would be able to recognize its actuarially calculated net periodic pension costs for ratemaking purposes. MECO is also required to fund only the minimum level required under the law until the existing pension asset is reduced to zero, at which time MECO would make contributions to the pension trust in the amount of the actuarially calculated net periodic pension costs (NPPC), except when limited by the Employee Retirement Income Security Act of 1974 (ERISA) minimum contribution requirements or the maximum contribution limitation on deductible contributions imposed by the Internal Revenue code. The pension tracking mechanism requires MECO to create a regulatory asset or regulatory liability as appropriate, for the difference between the amount of the NPPC included in rates and the actual NPPC recorded. The parties also agreed to a similar tracking mechanism for postretirement benefits other than pensions. The tracking mechanisms would allow the reclassification to a regulatory asset of the charge for retirement benefits that would otherwise be recorded in accumulated other comprehensive income.

For purposes of the settlement agreement, the parties agreed that MECO’s energy cost adjustment clause provides a fair sharing of the risks of fuel cost changes between MECO and its ratepayers and no further changes are required for MECO’s energy adjustment clause to comply with the requirements of Act 162. The parties agreed that any change to the energy cost adjustment clause would be prospective, and would not affect the revenue requirements agreed to by the parties.

On December 7, 2007, MECO submitted a statement of probable entitlement with the PUC, indicating that based on the agreement reached by parties, MECO is “probably entitled” to an interim rate increase of $13.2 million annually, subject to refund with interest, pending a final decision in the proceeding. An interim decision in the rate case proceeding is expected to be issued following the PUC’s review of the settlement agreement and statement of probable entitlement.

Management cannot predict the timing or amount of any interim increase in, or the ultimate outcome of, MECO’s 2007 test year rate case proceeding.

B. Supplemental Executive Retirement Plan

As previously disclosed, the Compensation Committee of the Board of Directors of HEI (Compensation Committee) in December 2005 authorized the participation of Eric K. Yeaman, HEI’s Chief Financial Officer, in HEI’s Supplemental Executive Retirement Plan (SERP). Pursuant to the December 2005 authorization, such participation was to commence effective as of April 1, 2006 or such later date when the SERP document had been amended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (Section 409A), which establishes special rules for the taxation of nonqualified deferred compensation benefits under plans such as the SERP.

The deadline for documentary compliance with Section 409A was originally December 31, 2006, but it has now been extended twice, most recently to December 31, 2008. Because of continuing uncertainties in the application of Section 409A and in light of the extensions of the documentary compliance deadline, the SERP has not yet been amended for formal compliance with the requirements of Section 409A.

At the time it adopted the 2005 resolution authorizing Mr. Yeaman’s participation in the SERP, the Compensation Committee did not anticipate that Mr. Yeaman would not have become a participant in the SERP by this time. Accordingly, at its meeting held on December 11, 2007, the Compensation Committee recommended to the Board the immediate participation of Mr. Yeaman in the SERP, subject to any changes in the terms of the SERP that are required for compliance with Section 409A. At its meeting held on December 11, 2007, the Board of Directors of HEI approved the immediate participation of Mr. Yeaman in the SERP, subject to any changes in the terms of the SERP that are required for compliance with Section 409A.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized. The signature of the undersigned companies shall be deemed to relate only to matters having reference to such companies and any subsidiaries thereof.

HAWAIIAN ELECTRIC INDUSTRIES, INC. (Registrant)	HAWAIIAN ELECTRIC COMPANY, INC. (Registrant)

/s/ Curtis Y. Harada	/s/ Tayne S. Y. Sekimura
Curtis. Y. Harada	Tayne S. Y. Sekimura
Controller	Financial Vice President
(Principal Accounting Officer of HEI)	(Principal Financial Officer of HECO)
Date: December 11, 2007	Date: December 11, 2007

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